UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2011

FALCONSTOR SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23970	77-0216135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Huntington Quadrangle, Melville, New York		11747
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 631-777-5188

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information contained in Item 5.02 is incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2011, the Board of Directors (the “Board”) of FalconStor Software, Inc. (the “Company”) appointed James P. McNiel to serve as the Company’s Chief Executive Officer and President, effective January 1, 2011, and elected Mr. McNiel to the Board.  Mr. McNiel’s performance as the Company’s Interim Chief Executive Officer and Interim President, as well as his professional background and experience, particularly in the storage industry, have led the Board to conclude that Mr. McNiel should serve as a director.

Mr. McNiel, age 47, had served as the Company’s Interim Chief Executive Officer and Interim President since September 2010 and as the Company’s Chief Strategy Officer since December 2009.  Prior to joining the Company, Mr. McNiel was the co-founder and Chief Executive Officer of Fifth Generation Systems, a social networking startup, from August 2006 to October 2009.  Previously, he served as a General Partner at Pequot Ventures (now FirstMark Capital), a venture capital firm, from 1997 to 2006, and Executive Vice President, Corporate Development of Cheyenne Software, a software company, from 1990 to 1997.  Mr. McNiel studied Business and Advanced Management at The Wharton School of the University of Pennsylvania and Finance at the Massachusetts Institute of Technology Sloan School of Management.

On January 11, 2011, in connection with Mr. McNiel’s appointment as the Company’s Chief Executive Officer and President, the Company entered into an employment agreement with Mr. McNiel dated January 11, 2011 (the “Employment Agreement”).  Pursuant to the Employment Agreement, Mr. McNiel will serve as the Company’s Chief Executive Officer and President for three years commencing as of January 1, 2011 and will receive an annual base salary of $400,000 in cash.  The Employment Agreement also provides that Mr. McNiel is entitled to transportation services, or at the election of the Company, reimbursement of up to $35,000 of expenses annually incurred by Mr. McNiel, commuting to the Company’s offices and traveling to other locations where business is being conducted.

Additionally, on January 11, 2011, pursuant to the Employment Agreement, the Compensation Committee of the Board granted to Mr. McNiel (i) an option to purchase 300,000 shares of the Company’s common stock (“Common Stock”), pursuant to the Company’s 2006 Incentive Stock Plan, as amended (the “2006 Plan”), (ii) an option to purchase 1,220,000 shares of Common Stock, pursuant to a Stand-Alone Stock Option Agreement dated January 11, 2011 (the “Option Agreement”), subject to stockholder approval of the Option Agreement, and (iii) 90,000 restricted shares of Common Stock (the “Restricted Shares”) pursuant to the 2006 Plan.  The abovementioned options were granted at an exercise price of 3.22 per share and will vest and become exercisable 33% on each of January 11, 2012 and January 11, 2013, and 34% on January 1, 2014; provided, however, if stockholder approval of the Option Agreement is not obtained on or prior to January 11, 2012, the Option Agreement and the grant made thereunder will be deemed void ab initio and Mr. McNiel will receive in lieu of the option such number of restricted shares of Common Stock having a value equivalent to that of the option as of the date of the original option grant (the “Replacement Shares”).  The Restricted Shares will vest in equal installments on January 11, 2012 and January 11, 2013.

The Employment Agreement and Option Agreement provide that in the event of a Change of Control (as defined under the Employment Agreement) during the term of the Mr. McNiel’s employment with Company, all of Mr. McNiel’s outstanding unvested stock options and shares of restricted Common Stock granted pursuant to the Employment Agreement and Option Agreement will automatically vest and be fully exercisable, as applicable, on the date of the Change of Control.

Pursuant to the Employment Agreement, if Mr. McNiel’s employment is terminated by the Company without Cause or by Mr. McNiel for Good Reason (each as defined under the Employment Agreement), Mr. McNiel will be entitled to his earned but unpaid base salary and other earned and accrued benefits (the “Accrued Compensation”) and a lump sum cash payment equal to 12 months of his annual base salary.  If the term of the Employment Agreement expires and is not subsequently extended, Mr. McNiel will be entitled to the Accrued Compensation and a lump sum cash payment equal to six months of his annual base salary.  If Mr. McNiel’s employment is terminated as a result of his death, his estate will be entitled to the Accrued Compensation and cash payments equal to 12 months of his annual base salary.  The Employment Agreement also contains certain non-compete provisions effective for 1 year following the termination or expiration of the Employment Agreement, unless the Employment Agreement is terminated by the Company without Cause or by Mr. McNiel for Good Reason, as well as standard confidentiality provisions.

The foregoing descriptions of the Employment Agreement and the Option Agreement are not complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated January 11, 2011 by and between FalconStor Software, Inc. and James P. McNiel.
10.2	Stand-Alone Stock Option Agreement dated January 11, 2011 by and between FalconStor Software, Inc. and James P. McNiel.
99.1	Press Release dated January 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2011	FALCONSTOR SOFTWARE, INC.

	By:	/s/ Seth R. Horowitz
		Name:	Seth R. Horowitz
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated January 11, 2011 by and between FalconStor Software, Inc. and James P. McNiel.
10.2	Stand-Alone Stock Option Agreement dated January 11, 2011 by and between FalconStor Software, Inc. and James P. McNiel.
99.1	Press Release dated January 12, 2011.